Exhibit 4.7

EXHIBIT 4.7

Prospectus Financing

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The securities offered hereby have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the "1933 Act") or any securities laws of any state of the United States and may not be offered or sold within the United States or to, or for the account or benefit of, any U.S. persons (as defined in Regulation S under the 1933 Act) unless registered under the 1933 Act and any applicable securities laws of any state of the United States or an exemption from such registration requirements is available. This short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby within the United States or to, or for the account or benefit of, any U.S. persons. See "Plan of Distribution".

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the head of investor relations of Richmont Mines Inc. at 1501 McGill College Avenue, Suite 2920, Montreal, Québec H3A 3M8, telephone:514 397-1410, and are also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

New Issue	February 2, 2015

RICHMONT MINES INC.

$34,000,000
8,500,000 Common Shares

This short form prospectus qualifies the distribution (the "Offering") of 8,500,000 common shares (the "Offered Shares") of Richmont Mines Inc. ("Richmont" or the "Corporation") at a price of $4.00 per Offered Share (the "Offering Price"). The Offered Shares will be issued and sold pursuant to an underwriting agreement (the "Underwriting Agreement") dated as of January 26, 2015 between the Corporation and Macquarie Capital Markets Canada Ltd. (the "Lead Underwriter"), CIBC World Markets Inc., National Bank Financial Inc., BMO Nesbitt Burns Inc., TD Securities Inc. and PI Financial Corp. (together with the Lead Underwriter, the "Underwriters"). The Offering Price was determined by negotiation between the Corporation and the Underwriters. See "Plan of Distribution".

The outstanding common shares (the "Common Shares") of Richmont are currently listed and posted for trading on the Toronto Stock Exchange (the "TSX") and the NYSE MKT under the symbol "RIC". On January 30, 2015, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX and the NYSE MKT was $4.49 and US$3.52, respectively. The TSX has conditionally approved the listing of the Offered Shares and the Additional Shares (as defined herein) distributed under this short form prospectus. Listing will be subject to Richmont fulfilling all of the listing requirements of the TSX. The NYSE MKT has approved the listing of the Offered Shares and the Additional Shares.

Price: $4.00 per Offered Share

			Net Proceeds
		Underwriters'	to the
	Price to Public	Fee(1)	Corporation (2)
Per Offered Share	$4.00	$0.20	$3.80
Total(3)	$34,000,000	$1,700,000	$32,300,000
____________________

(1)

In consideration for the services rendered by the Underwriters in connection with the Offering, the Underwriters will be paid a cash fee (the "Underwriters' Fee") of $1,700,000 representing 5.0% of the gross proceeds of this Offering.

(2)	After deducting the Underwriters' Fee but before deducting expenses of the Offering, estimated to be $440,000, which will be paid from the proceeds of the Offering.
(3)

The Corporation has granted the Underwriters an over-allotment option (the "Over-Allotment Option"), exercisable in whole or in part, at the sole discretion of the Underwriters, for a period of 30 days from the closing of the Offering (the "Closing"), to purchase up to an additional 1,125,000 Offered Shares (equal to 13% of the Offered Shares sold under the Offering) at a price of $4.00 per Common Share (the "Additional Shares"), solely to cover over-allotments, if any, and for market stabilization purposes. In respect of the Over-Allotment Option, the Corporation will pay to the Underwriters a fee equal to 5.0% of the gross proceeds realized on the exercise of the Over-Allotment Option, being $0.20 per Additional Share sold. If the Over- Allotment Option is exercised in full, the total number of Common Shares sold pursuant to the Offering will be 9,625,000, the total price to the public will be $38,500,000, the total Underwriting Fee will be $1,925,000, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $36,575,000. This short form prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the Additional Shares to be issued and sold upon exercise of the Over-Allotment Option. A purchaser who acquires securities forming part of the Underwriters' over-allocation position acquires those securities under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See "Plan of Distribution".

The following table sets out the number of Additional Shares that have been issued or may be issued by the Corporation in connection with the Offering:

	Maximum Size or		Exercise Price or
	Number of Securities	Exercise Period or	Average Acquisition
Underwriter's Position	Available	Acquisition Date	Price
Over-Allotment Option	1,125,000	Exercisable for a	$4.00 per
	Additional Shares	period of 30 days from	Additional Share
the Closing

Unless the context otherwise requires, when used herein, all references to "Offered Shares" include any such securities issued upon exercise of the Over-Allotment Option.

The Underwriters, as principals, conditionally offer the Offered Shares in British Columbia, Alberta, Ontario and Québec, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution", and subject to the approval of certain legal matters on behalf of the Corporation by Lavery, de Billy, L.L.P. and on behalf of the Underwriters by Stikeman Elliott LLP.

Subject to applicable law, the Underwriters may, in connection with this Offering, effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail in the open market in accordance with applicable stabilization rules. Such transactions, if commenced, may be discontinued at any time. The Underwriters propose to offer the Offered Shares initially at the Offering Price. Without affecting the firm obligation of the Underwriters to purchase the Offered Shares from the Corporation in accordance with the Underwriting Agreement, after the Underwriters have made reasonable efforts to sell all of the Offered Shares offered by this short form prospectus at the price specified herein, the Offering Price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price. Such decrease in the Offering Price will not affect the price of $4.00 per Offered Share to be paid to the Corporation by the Underwriters. The Underwriters shall inform the Corporation if the Offering Price is decreased. See "Plan of Distribution".

Subscriptions for Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Closing is expected to take place on or about February 11, 2015, or any other date as may be agreed upon by the Corporation and the Underwriters, but in any event not later than March 16, 2015. The Offering will be conducted under the book-based system. Upon a purchase of any Offered Share, the owner will receive only the customary confirmation from the Underwriter or the registered dealer from or through whom a beneficial interest in the Common Shares is purchased and who is a participant in the depository service of CDS Clearing and Depository Services Inc. ("CDS"). CDS will record the CDS Participants who hold the Offered Shares on behalf of owners who have purchased or transferred the Offered Shares in accordance with the book-based system. Notwithstanding the foregoing, Offered Shares issued in the United States or to or for the account or benefit of, any U.S. persons will be in the form of a definitive certificate delivered to the holders thereof. See "Plan of Distribution".

An investment in the Offered Shares is highly speculative and involves a high degree of risk. Investors should carefully consider the risk factors described in this short form prospectus. See "Risk Factors" and "Disclosure Regarding Forward Looking Information".

In the opinion of counsel, the Offered Shares would be qualified investments for certain plans. See "Eligibility for Investment".

Unless otherwise indicated, all dollar amounts in this short form prospectus are expressed in Canadian dollars. "US$" is used to indicate United States dollar values.

Richmont's head and registered office is located at 161 Avenue Principale, Rouyn-Noranda, Québec J9X 4P6.

TABLE OF CONTENTS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	3
EXCHANGE RATE INFORMATION	5
NON-IFRS FINANCIAL MEASURES	5
MARKETING MATERIALS	6
ELIGIBILITY FOR INVESTMENT	6
DOCUMENTS INCORPORATED BY REFERENCE	6
THE CORPORATION	8
CONSOLIDATED CAPITALIZATION OF THE CORPORATION	9
USE OF PROCEEDS	10
BUSINESS OBJECTIVES AND MILESTONES	10
PLAN OF DISTRIBUTION	12
DESCRIPTION OF THE SECURITIES BEING DISTRIBUTED	14
PRIOR SALES	14
TRADING PRICE AND VOLUME	15
RISK FACTORS	16
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS	17
INTEREST OF EXPERTS	17
LEGAL MATTERS	18
AUDITORS, TRANSFER AGENT AND REGISTRAR	18
PURCHASERS' STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	19
CERTIFICATE OF THE CORPORATION	C-1
CERTIFICATE OF THE UNDERWRITERS	C-2

Unless specifically referred to herein information contained on the Corporation's website (www.richmont-mines.com) shall not be deemed to be part of this short form prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purposes of determining whether to invest in the Offered Shares.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This short form prospectus or documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or the Corporation's future performance. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", "targeting", "intend", "could", "might", "continue", or the negative of these terms or other comparable terminology. These statements are only predictions. These factors are not intended to represent a complete list of the general or specific factors that could affect us. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur and may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Forward-looking statements in this short form prospectus speak only as of the date of this short form prospectus or as of the date specified in the documents incorporated by reference herein and include, but are not limited to, statements with respect to:

  the future price of gold;

  the estimation of mineral reserves and resources;

  the achievement of mineral estimates;

  the timing and amount of estimated future production;

  costs of production;

  unanticipated variations in ore grade, tonnes mined and crushed or milled;

  capital expenditures;

  costs and timing of the development of new deposits and gold production;

  exploration activities;

  permitting time lines;

  currency fluctuations;

  changes in interest rates;

  requirements for additional capital;

  changes in project parameters or mine plans;

  use of proceeds;

  government regulation of mining operations;

  environmental risks;

  unanticipated reclamation expenses;

  availability of qualified workforce;

  accidents, labour disputes and other operational hazards;

  title disputes or claims; and

  limitations on insurance coverage and timing and possible outcome of pending litigation.

Actual results may therefore vary materially from the expectations expressed by the Corporation and depend on a number of factors. The factors include, but are not limited to:

  integration of acquisitions the Corporation may enter into in the future;

  risks related to joint venture operations the Corporation may enter into in the future;

  actual results of current exploration activities;

  actual results of current reclamation activities;

  conclusions of economic evaluations;

  changes in project parameters or mine plans as plans continue to be refined;

  possible variations in ore grade or recovery rates;

  failure of plant, equipment or process to operate as anticipated;

  accidents, labor disputes and other risks of the mining industry;

  delays in obtaining governmental approvals or financing or in the completion of development or construction activities;

  risks related to governmental regulations, including environmental regulations;

  fluctuations in commodity prices;

  currency and interest rate fluctuations;

  relationships with first nations;

  litigation risks and the inherent uncertainty of litigation costs; and

  risks pertaining to any fixed-price gold forward sales hedge program the Corporation may undertake in the future.

The information contained in this short form prospectus, including the information set forth under the heading "Risk Factors", identifies additional factors that could affect the operations, results and performance of Richmont. The Corporation urges you to carefully consider these factors.

Readers are cautioned that the foregoing list of factors is not exhaustive and it is recommended that readers consult the more complete discussion of risks and uncertainties facing the Corporation included in this short form prospectus. See "Risk Factors". Except as may be required by law, the Corporation undertakes no obligation and disclaims any responsibility to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise. All of the forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement.

EXCHANGE RATE INFORMATION

The following table reflects the high, low and average rates of exchange in Canadian dollars for one United States dollar for the twelve month periods noted, based on the Bank of Canada noon spot rate of exchange:

	12 Months Ended
	January 31, 2015	January 31, 2014
High	$1.2800	$1.1225
Low	$1.2654	$1.1089
Average	$1.2727	$1.1157

On January 30, 2015, the closing exchange rate for Canadian dollars in terms of United States dollars, as quoted by the Bank of Canada, was US$1.00 = $1.2711 or $1.00 = US$0.7867. The Canadian dollar/United States dollar exchange rate has varied significantly over the last several years and investors are cautioned that the exchange rates presented here are historical and not indicative of future exchange rates.

NON-IFRS FINANCIAL MEASURES

In this short form prospectus, including the documents incorporated by reference herein, we use the terms "cash cost per ounce", "average cash cost per ounce", "adjusted net earnings/(loss)", "adjusted net earnings/(loss) per share" and "free cash flow" which are considered "Non-IFRS financial measures" within the meaning of applicable Canadian securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. See "Non-IFRS Financial Measures" in the Annual MD&A (as defined herein) and in the Interim MD&A (as defined herein) for an explanation of these measures.

In this short form prospectus, the term "free cash flow" represents cash flow from operations less management’s expectation of the amount of capital expenditures necessary to maintain the Corporation’s base production. Management believes that free cash flow is an indicator of financial performance that helps measure profitability and overall sustainability.

MARKETING MATERIALS

The Template Version of the Indicative Term Sheet (as defined below) does not form part of this short form prospectus to the extent that the contents of the Template Version of the Indicative Term Sheet have been modified or superseded by a statement contained in this short form prospectus. Any "template version" of "marketing materials" (as such terms are defined in National Instrument 41-101 - General Prospectus Requirements) filed on SEDAR after the date of this short form prospectus and before the termination of the distribution under the Offering is deemed to be incorporated into this short form prospectus.

Richmont has updated the "Use of Proceed" section of the template version of the indicative term sheet dated January 21, 2015 filed on SEDAR on January 21, 2015 to specify that the net proceeds received by the Corporation in connection with the Offering will be used by the Corporation for the development of the Island Gold Mine resource, as well as for further development needs of the Island Gold Mine resource. A revised template version of the marketing materials and a blackline thereto can be viewed under Richmont's profile on www.sedar.com.

ELIGIBILITY FOR INVESTMENT

In the opinion Lavery, de Billy, L.L.P. and Stikeman Elliott LLP, the Offered Shares will be qualified investments under the Income Tax Act (Canada) (the "Tax Act") at the time of their acquisition by a trust governed by a registered retirement savings plan ("RRSP"), registered retirement income fund ("RRIF"), deferred profit sharing plan, registered disability savings plan, registered education savings plan or tax-free savings account ("TFSA"), provided that at such time, such Offered Shares are listed on a designated stock exchange within the meaning of the Tax Act (which currently includes the TSX).

Notwithstanding that the Offered Shares may be qualified investments for a trust governed by a TFSA, RRSP or RRIF, in certain circumstances, Offered Shares may be a "prohibited investment" for a trust governed by a TFSA, RRSP or RRIF. Offered Shares will be a prohibited investment where the holder of a TFSA or the annuitant of a RRSP or RRIF does not deal at arm's length with the Corporation for purposes of the Tax Act or has a "significant interest" (within the meaning of paragraph 207.01(4) of the Tax Act) in the Corporation, unless the Offered Shares are "excluded property" (within the meaning of paragraph 207.01(1) of the Tax Act) for the particular RRSP, RRIF or TFSA. In such a case, the holder of such TFSA or the annuitant of a RRSP or RRIF may be subject to a penalty tax under the Tax Act. Prospective holders who intend to hold Common Shares in a TFSA, RRSP or RRIF should consult their own tax advisors with respect to whether Offered Shares would be a prohibited investment or excluded property in their particular circumstances.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the head of investor relations of Richmont Mines Inc. at 1501 McGill College Avenue, Suite 2920, Montreal, Québec H3A 3M8, telephone: 514 397-1410, and are also available electronically at www.sedar.com.

The following documents of the Corporation, filed with certain securities commissions or similar authorities in the provinces of Canada in which the Corporation is a reporting issuer, are specifically incorporated by reference into and form an integral part of this short form prospectus:

(a)	the Corporation's Annual Information Form dated March 27, 2014 (the "AIF") for the year ended December 31, 2013;
(b)	the Corporation's Management Information Circular dated April 7, 2014 relating to the annual general meeting of shareholders held on May 8, 2014;

(c)

the Audited Consolidated Financial Statements of the Corporation as at December 31, 2013 and December 31, 2012 and for each of the years in the three-year period ended December 31, 2013, together with the notes thereto and the auditors' report thereon (the "Annual Financial Statements");

(d)	the management's discussion and analysis of financial condition and results of operations of the Corporation as at and for the year ended December 31, 2013 (the "Annual MD&A");
(e)

the Interim Consolidated Financial Statements (unaudited) of the Corporation for the three-month and nine-month periods ended September 30, 2014 and 2013, together with the notes thereto, reviewed by the auditors of Richmont and filed on SEDAR on January 30, 2015 (the "Interim Financial Statements");

(f)

the management's discussion and analysis of financial condition and results of operations of the Corporation as at and for the three-month and nine-month periods ended September 30, 2014 (the "Interim MD&A");

(g)	the Material Change Report of the Corporation dated April 8, 2014 with respect to the announcement of a bought-deal financing of Common Shares (the "2014 Offering");
(h)	the Material Change Report of the Corporation dated April 23, 2014 with respect to the completion of the 2014 Offering;
(i)

the Material Change Report of the Corporation dated July 3, 2014 with respect to the departure of the former President and Chief Executive Officer ("CEO") Mr. Paul Carmel and the appointment of Ms. Ellen Ellingham as interim President and CEO of the Corporation;

(j)	the Material Change Report of the Corporation dated October 9, 2014 with respect to the appointment of Ms. Nicole Veilleux as Vice-President, Finance of the Corporation;
(k)	the Material Change Report of the Corporation dated October 28, 2014 with respect to the resignation of Dr. James Gill as Director of the Corporation;
(l)	the Material Change Report of the Corporation dated October 28, 2014 with respect to the appointment of Mr. Renaud Adams as President and CEO of the Corporation;
(m)	the Material Change Report of the Corporation dated January 23, 2015 with respect to the Offering;
(n)

the template version of the indicative term sheet dated January 20, 2015 filed on SEDAR on January 21, 2015 in connection with the Offering (the "Initial Template Version of the Indicative Term Sheet"); and

(o)

the template version of the indicative term sheet dated January 21, 2015 filed on SEDAR on January 21, 2015 in connection with the Offering and an updated template version of said indicative term sheet filed on SEDAR on January 30, 2015 (collectively with the Initial Template Version of the Indicative Term Sheet, the "Template Version of the Indicative Term Sheet").

Any documents of the type required by National Instrument 44-101 - Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus including any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and the auditors' report thereon, information circulars, annual information forms and business acquisition reports filed by the Corporation with the securities commissions or similar authorities in Canada in which the Corporation is a reporting issuer subsequent to the date of this short form prospectus and prior to the termination of this Offering, shall be deemed to be incorporated by reference in this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this short form prospectus shall be deemed to be modified or superseded, for the purposes of this short form prospectus, to the extent that a statement contained in this short form prospectus or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this short form prospectus modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

THE CORPORATION

General

Richmont was incorporated on February 12, 1981 under Part IA of the Companies Act (Québec) under the name "Ressources Minières Rouyn Inc.". The Corporation subsequently changed its name to "Mines Richmont inc." and adopted the English language name "Richmont Mines Inc." by certificates of amendment dated February 10, 1987 and June 20, 1991, respectively. The Corporation is now governed by the Business Corporations Act (Québec) ("QBCA"). The head office and principal place of business of Richmont is located at 161 Avenue Principale, Rouyn-Noranda, Québec J9X 4P6.

Richmont holds all voting shares of Louvem Mines Inc. ("Louvem"), a corporation incorporated under Part IA of the Companies Act (Québec) and now governed by the QBCA. Furthermore, Richmont holds all voting shares of Camflo Mill Inc., a corporation incorporated under the Canada Business Corporations Act and all of the shares of Patricia Mining Corporation, a corporation continued under the Ontario Business Corporation Act.

Overview of the Corporation's Business

Richmont is principally engaged in activities related to the acquisition, exploration, development and operation of mineral properties. The Corporation began its exploration activities in northwestern Québec in the spring of 1984. During the following years, it acquired a portfolio of properties with gold-bearing potential with a view to development and commercial operation.

Richmont currently produces gold from the Island Gold Mine in Ontario, and the Beaufor Mine and the Monique Mine in Quebec. The Corporation is also advancing the Island Gold Deep project beneath the Island Gold Mine in Ontario.

The Corporation's strategy is to capitalize on its existing properties through exploration and development, to acquire advanced stage projects or operating mines in North America where its expertise in underground narrow vein and open pit operations can be applied, and to improve production efficiencies. The Corporation's corporate goal is to become an intermediate North American developer and producer of gold, while establishing at least one million ounces of gold reserves.

For a more detailed description of Richmont's business, see "Narrative Description of the Business" in the AIF incorporated herein by reference.

Update on the Island Gold Mine, Dubreuilville, Ontario, Canada

Ownership of Mining Rights and Mining Royalties

In August 2014, Richmont has consolidated its ownership of the Island Gold Mine by acquiring the remaining 31% ownership of four patented claims on the property, thereby increasing its ownership of these claims to 100%. The 31% ownership held by the third party was acquired by Richmont in return for a 3% net smelter return ("NSR") royalty payable on 100% of the mineral production from the four claims. The following advance royalty payments are also part of the agreement: $1.0 million upon closing of the transaction on August 6, 2014, followed by $1.0 million each on January 3, 2015 and January 3, 2016. In the event that there is production from the four claims, advance royalty payments will continue, and will decrease to $0.3 million as of January 3, 2017, and will be paid annually until such time as a total of $5.1 million has been paid in royalties (including advance royalties) to the third party, after which advance royalty payments will cease. All advance royalty payments will be credited against any future NSR payments. The NSR payable by Richmont in connection with the acquisition of the four patented claims is in addition to the other NSR royalties disclosed in the AIF.

Infrastructure

Within the Island Gold Mine, development work continued to be advanced during the fourth quarter of the year 2014, and the main ramp development work was transferred to a contractor at the end of October 2014. As at the end of 2014, the ramp had reached a vertical depth of 650 metres and the exploration drift on the 620 metre level had been advanced by 150 metres to the east.

Exploration History

In September 2014, the Corporation announced plans to complete several additional exploration drill holes in order to better evaluate the potential of the deposit towards the east between depths of approximately 800 and 1,000 metres.

2014 Results

The main results of the 2014 exploration drilling program on the Island Gold Mine are as follows. Hole (GD-14-01C), drilled from surface, intersected the targeted C Zone at a vertical depth of 1,203 metres, and assayed 19.87 g/t Au over a true width of 3.93 metres. This intersection is an approximate 250 metre down plunge from the limits of the currently defined resources, and is considered indicative of the potential for the down plunge extension of Island Gold Mine’s mineralization. Two additional holes (400-528-09 and 400-528-10) were drilled from underground and both successfully intersected the C Zone. Hole 400-528-09 intersected 7.44 g/t Au over 8.49 metres at a vertical depth of 858 metres, not a significant step out from the known resources, while hole 400-528-10 intersected 4.44 g/t Au over 6.07 metres at a vertical depth of 1,091 metres, approximately 100 metres below the currently defined resource base. A second zone grading 4.79 g/t Au over 2.87 metres at a vertical depth of 1,179 metres was similarly intersected by hole 400-528-10. While in a zone that is yet to be determined, this intersection is an approximate 200 metre step out to depth from the known resource.

Mining Operations and Metallurgy

The Island Gold Mine produced 42,042 ounces of gold in 2014, in line with expectations, and 21% above 2013 production levels. The production of 9,052 ounces of gold during the fourth quarter of 2014, while below the 11,587 ounces produced in the comparable period of 2013, was in line with expectations due to the higher amount of processed development ore and low grade stockpile. The operating cost per ounce at Island Gold Mine is expected to be higher in the fourth quarter of 2014 as a result of lower production and the extra cost associated with the rental of temporary crushing equipment. Gold sales from the mine were 42,079 ounces in 2014, up 20% over the prior year, and were 9,052 ounces in the fourth quarter of 2014. A new permanent jaw crusher was successfully installed at the mill and has been running since mid-December 2014. With this installation complete, the mill is now operating with new primary and secondary crushing equipment following the scheduled replacement of the cone crusher earlier in 2014.

CONSOLIDATED CAPITALIZATION OF THE CORPORATION

Other than as disclosed herein, there have been no material changes in the share capitalization or in the indebtedness of the Corporation since September 30, 2014, the date of the Corporation's most recently filed financial statements.

The following table sets forth the consolidated capitalization of the Corporation as at September 30, 2014, both before and after giving effect to the Offering:

	September 30, 2014 (1)	September 30, 2014, after
	(unaudited)	giving effect to the Offering(2)(3)
		(unaudited)

Long-Term Debt(4)	$5,792,954	$5,792,954
Deficit	($49,955,748)	($49,955,748)
Capital Stock	$143,468,832 (47,926,523 Common Shares)	$175,328,832 (56,426,523 Common Shares)
Contributed Surplus	$12,203,382	$12,203,382
Accumulated other Comprehensive Income	Nil	Nil
Total Shareholders’ Equity	$105,716,460	$137,576,460
Notes:
(1)	These figures have been derived from the Interim Financial Statements.
(2)	After deduction of the Underwriters' Fee and expenses of the Offering, estimated to total $2,140,000.
(3)

Prior to the exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the Common Share capital would be $179,603,832 and the number of outstanding Common Shares would be 57,551,523.

(4)	Excluding the current portion of the long-term debt of $1,790,000 which is presented in current liabilities in the Interim Financial Statements.

USE OF PROCEEDS

The expected net proceeds to the Corporation of approximately $31,860,000 ($36,135,000, assuming full exercise of the Over-Allotment Option) that the Corporation will receive from the Offering, after deducting the Underwriters' Fee and estimated offering expenses payable by the Corporation, will be used by the Corporation for the development of the Island Gold Mine resource, as well as for further development needs of the Island Gold Mine resource as follows:

DEVELOPMENT OF THE ISLAND GOLD MINE RESOURCE

	Prior to the Exercise of the	Assuming the Exercise of
	Over-Allotment Option	the Over-Allotment Option
Project & Exploration Costs
- Underground exploration (41,000 m)	$3,200,000	$3,200,000
- Surface exploration (20,000 m)	$2,000,000	$2,000,000
- Fixed assets/equipment acc. dev.	$1,800,000	$1,800,000
- Accelerated mine development work(1)	$17,400,000	$17,400,000
- Accelerated delineation drilling (33,375 m)	$2,200,000	$2,200,000
- Mining & milling studies	$1,000,000	$1,000,000
Sub-total	$27,600,000	$27,600,000

Further development needs of the Island Gold Mine resource	$4,260,000	$8,535,000
Total	$31,860,000	$36,135,000
Notes:
(1)	Includes cost associated with 14,500 metres of planned definition drilling at Island Gold Mine in 2015.

BUSINESS OBJECTIVES AND MILESTONES

The principal business objectives that the Corporation expects to accomplish in the near term will be focused on the development of the Island Gold Mine, in order to position the mine for future growth by unlocking the value of the deeper gold resource. To this end, development efforts at the Island Gold Mine will focus on several key areas in 2015. As at December 31, 2013, the estimated deep resource at Island

Gold contained inferred resources of 3.2 million tonnes grading 9.29 g/t Au for 955,000 ounces, and additional indicated resources of 456,000 tonnes grading 11.52 g/t Au for 169,000 ounces. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Development of the main access ramp, or West Ramp, will continue to be advanced by Richmont’s contractor, and is expected to be extended from its current depth of 650 metres to a minimum depth of approximately 750 metres before the end of 2015. This will provide access to mine between the depths of 650 and 750 metres in 2016, and should allow for increased gold ounce production to originate from the deeper, typically higher-grade and larger width zones. The Corporation is using its own teams to advance the secondary East Ramp, located approximately 450 metres to the east of the main access ramp. This ramp is expected to be extended from its current depth of 440 metres to a minimum depth of 570 metres by year-end 2015, and will open development and mining for 2015 and 2016 on several areas of the mine below the 400 metre level, which will serve to increase mining flexibility moving forward by splitting mining efforts between the Western and Eastern parts of the deposit. A total of nearly 2,900 metres of ramp development are planned in 2015. In addition, the contractor will continue to advance the 600 metre long exploration/definition drift on the 620 metre level of the mine, with work expected to be completed before the end of 2015. One drill bay has already been completed and is being used for definition drilling, and additional drill bays will be built out as the drift is extended. A total of $17.4 million is budgeted in 2015 for accelerated mine development work, including the exploration drift.

The exploration drift will be used to delineate the inferred resources located between depths of approximately 500 and 1,000 metres. A total of 33,375 metres of accelerated delineation drilling (total cost of $2.2 million) are budgeted for 2015. By upgrading these ounces and completing an economic study, the Corporation expects to have established several years of reserves within these elevations as of the end of 2015.

The exploration drift will also be used to explore the potential to the east of the existing resource. As such, the Corporation intends to complete an extensive 41,000 metre exploration program in 2015 to build on the long-term growth profile of the mine, for a total cost of $3.2 million. Specifically, approximately 40,000 metres of drilling is expected to be completed from underground between the depths of 500 and 1,000 metres to test the eastern potential extension of the resource, as well as some target areas slightly to the west of the ramp. An additional 1,000 metres of exploration drilling from underground will target previously unexplored areas to the east, at depths of between 300 and 400 metres, and a target area nearer surface toward the western property boundary.

In addition, the Corporation will complete 20,000 metres of exploration drilling from surface for a total budgeted cost of $2.0 million. The areas targeted with this program are closer to surface, and are located east of the existing operations and towards the property boundary to the west.

Finally, the Corporation will make additional investments in 2015 that will be put toward mine infrastructure and mine mobile equipment, for a total budgeted cost of $1.8 million. At the same time, the Corporation will complete mining and milling studies (budget of $1.0 million) with the help of outside consultants, in order to evaluate mining and milling requirements under various possible growth scenarios. Both ramp and shaft scenarios will be assessed with the view to advance the most viable scenario to a preliminary economic assessment level in the near-term.

Any proceeds not used in 2015 will be used to continue exploration and development efforts at the Island Gold Mine in 2016.

There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. Pending the use of the proceeds of this Offering, we intend to invest the net proceeds of this Offering in U.S. or Canadian treasury bills or short-term, investment grade, interest-bearing securities.

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement, the Corporation has agreed to issue and sell the Offered Shares and the Underwriters have agreed to purchase, as principals, on the closing of the Offering, being February 11, 2015, or any other date as may be agreed upon by the Corporation and the Underwriters, but not later than March 16, 2015, all but not less than all such Offered Shares from the Corporation at a price of $4.00 per Offered Share, payable in cash against delivery of the certificates representing the Offered Shares, subject to compliance with the conditions contained in the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement.

The Underwriting Agreement provides that the Corporation will pay to the Underwriters, in consideration for their services in connection with the Offering, a fee equal to 5.0% of the gross proceeds of the Offering, including in respect of any Additional Shares sold pursuant to any exercise of the Over Allotment Option. The Offering Price of the Offered Shares was determined by negotiation between the Corporation and the Underwriters. The Corporation, whether or not the Offering is completed, will be responsible for certain expenses of the Offering. The Underwriters are entitled under the Underwriting Agreement to customary indemnification by the Corporation against certain liabilities and expenses.

The Corporation has granted the Underwriters the Over-Allotment Option, exercisable in whole or in part, in the sole discretion of the Underwriters, for a period of 30 days from the closing of the Offering, to purchase up to an additional 13% of the Offered Shares sold pursuant to the Offering, being 1,125,000 Additional Shares, at the Offering Price, to cover over-allotments, if any, and for market stabilization purposes. The grant of the Over-Allotment Option and the Additional Shares issued upon the exercise of the Over-Allotment Option are qualified for distribution under this short form prospectus. A person who acquires Additional Shares issuable on the exercise of the Over-Allotment Option acquires such Additional Shares under this short form prospectus regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

If an Underwriter defaults, the Underwriting Agreement provides that the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under applicable securities legislation, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. Without affecting the firm obligation of the Underwriters to purchase the Offered Shares from the Corporation in accordance with the Underwriting Agreement, after the Underwriters have made reasonable efforts to sell all the Offered Shares under this short form prospectus at the price specified herein, the Offering Price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price. Such decrease in the Offering Price will not affect the price of $4.00 per Offered Share to be paid to the Corporation by the Underwriters. The Underwriters shall inform the Corporation if the Offering Price is decreased.

Subscriptions will be received subject to rejection or allotment in whole or in part and the Underwriters reserve the right to close the subscription books at any time without notice. It is expected that the Closing will occur on February 11, 2015, or such later date as the Corporation and the Underwriters may agree, but in any event not later than March 16, 2015. The Offering will be conducted under the book-based system. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer from or through which the Offered Shares are purchased and who is a CDS depository service participant. No certificates will be issued to purchasers except in certain limited circumstances, and registration will be made in the depository service of CDS.

The Corporation has agreed that it will not for a period of 90 days following the closing of Offering issue or sell any Common Shares of the Corporation or financial instruments convertible or exercisable into Common Shares of the Corporation or announce any intention to do so, other than for purposes of directors’, officers’ or employee stock options or to satisfy rights, warrants, options, agreements, instruments or other arrangements issued or existing as of January 26, 2015, without the prior written consent of the Lead Underwriter, such consent not to be unreasonably withheld or delayed.

The Corporation has agreed that it shall cause each of the directors and officers of the Corporation not to, directly or indirectly, offer, sell, contract to sell, lend, swap or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or publicly announce any intention to do so whether through the facilities of a stock exchange, by private placement or otherwise, any Common Shares or other securities of the Corporation held by them, directly or indirectly, for a period of 90 days following the closing of the Offering; unless (a) they first obtain the prior written consent of the Underwriters, such consent not to be unreasonably withheld; or (b) such sale, disposition or transfer is in respect of Common Shares of the Corporation obtained or issuable on the exercise of any options granted pursuant to stock option plans or stock purchase plans or any other stock based compensation plan currently in place for the Corporation.

This short form prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Offered Shares in the United States or to, or for the account or benefit of, any U.S. person. The Offered Shares have not been and will not be registered under the 1933 Act, or any securities laws of any state of the United States, and may not be offered or sold within the United States or to, or for the account or benefit of, any U.S. persons except in transactions registered under the 1933 Act or exempt from the registration requirements of the 1933 Act and in accordance with all applicable laws of any state of the United States. The Underwriters have agreed pursuant to the terms of the Underwriting Agreement that they will not offer or sell the Offered Shares within the United States or to, or for the account or benefit of, any U.S. persons except to a limited number of accredited investors (as that term is defined in the Underwriting Agreement) that execute and deliver to the Underwriters and the Corporation the U.S. Purchaser's Letter in the form provided to them by the Underwriters in transactions that are exempt from the registration requirements under the 1933 Act, and, in each case, in compliance with applicable securities laws of any state of the United States. In addition, until 40 days after the commencement of the Offering of the Offered Shares pursuant to this short form prospectus, an offer or sale of Offered Shares within the United States by a dealer (whether or not participating in the Offering) may violate the registration requirements of the 1933 Act. All sales of Offered Shares in the United States or to, or for the account or benefit of, any U.S. persons will be made by U.S. registered broker/dealers.

The Underwriters have agreed that, except as provided in the Underwriting agreement in certain transactions exempt from the registration requirements of the 1933 Act and applicable laws of any state of the United States, they will not offer or sell the Offered Shares within the United States or to, or for the account or benefit of, any U.S. persons: (i) as part of their distribution; or (ii) otherwise until 40 days after the later of the commencement of this Offering and the date of closing of this Offering (the "Distribution Compliance Period") except in either case offers and sales of the Offered Shares made in compliance with Rule 903 or 904 of Regulation S under the 1933 Act, or in compliance with an exemption from the registration requirements of the 1933 Act and applicable laws of any state of the United States. In addition, an Underwriter or U.S. broker/dealer selling Offered Shares outside the United States to a distributor, dealer, or person receiving a selling concession, fee or other remuneration in respect of the securities sold, during the Distribution Compliance Period, must send to such persons a confirmation or other notice indicating that the Offered Shares have not been registered under the 1933 Act and may not be sold within the United States or to, or for the account or benefit of, any U.S. persons until the expiration of the Distribution Compliance Period.

Certificates representing the Offered Shares which are sold in the United States or to, or for the account or benefit of, any U.S. person will bear a legend to the effect that the Offered Shares represented thereby are not registered under the 1933 Act and may only be offered, sold, pledged or otherwise transferred, directly or indirectly, pursuant to certain exemptions from the registration requirements of the 1933 Act and in compliance with applicable securities laws of any state of the United States. Terms used in this paragraph and the two preceding paragraphs have the meanings given to them by Regulation S under the 1933 Act.

The Offered Shares may also be sold in certain foreign jurisdictions as agreed to between the Corporation and the Lead Underwriter provided that no prospectus filing or comparable obligation arises in such jurisdictions.

Subject to applicable law, the Underwriters may, in connection with this Offering, effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail in the open market in accordance with applicable stabilization rules. Pursuant to the rules and/or policy statements of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares for their own account or for accounts over which they exercise control or direction. The foregoing restrictions are subject to certain exceptions including a bid for or purchase of Common Shares: (i) if the bid or purchase is made through the facilities of the TSX, in accordance with the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada; (ii) made for or on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Underwriter, or if the client's order was solicited, the solicitation occurred before the commencement of a prescribed restricted period; and (iii) to cover a short position entered into prior to the commencement of a prescribed restricted period. The Underwriters may engage in market stabilization or market balancing activities on the TSX where the bid for or purchase of the Common Shares is for the purpose of maintaining a fair and orderly market in the Common Shares, subject to price limitations applicable to such bids or purchases. Such transactions, if commenced, may be discontinued at any time.

The TSX has conditionally approved the listing of the Offered Shares and the Additional Shares distributed under this short form prospectus. Listing will be subject to Richmont fulfilling all of the listing requirements of the TSX. The NYSE MKT has approved the listing of the Offered Shares and the Additional Shares.

DESCRIPTION OF THE SECURITIES BEING DISTRIBUTED

Common Shares

The Corporation is authorized to issue an unlimited number of Common Shares, of which, as at January 23, 2015, there were 48,316,223 Common Shares issued and outstanding.

Holders of Common Shares are entitled to receive dividends if and when declared by the board of directors of the Corporation and, unless otherwise provided by legislation, are entitled to one vote per Common Share on all matters to be voted on at all meetings of shareholders. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Common Shares are entitled to share rateably in the remaining assets available for distribution, after payment of liabilities.

For a more detailed description of Richmont's capital structure, see "Capital Structure" in the AIF incorporated herein by reference.

PRIOR SALES

The following table summarizes the issuances by Richmont of Common Shares or securities convertible into Common Shares in the 12-month period prior to the date of this short form prospectus:

			Number of
Date	Securities	Price per Security	Securities
April 23, 2014 (1)	Common Shares	$1.45	8,050,000
August 8, 2014 (3)	Stock options	$2.34	80,000
August 14, 2014 (2)	Common Shares	$1.62	100,000
August 14, 2014 (2)	Common Shares	$1.29	50,000
August 14, 2014 (2)	Common Shares	$1.08	60,200
August 19, 2014 (2)	Common Shares	$1.08	8,700

August 22, 2014 (2)	Common Shares	$1.08	6,520
August 22, 2014 (3)	Stock options	$2.57	20,000
September 2,2014 (2)	Common Shares	$1.08	55,000
October 3, 2014 (3)	Stock options	$2.19	20,000
October 10, 2014 (2)	Common Shares	$1.29	50,000
October 16, 2014 (3)	Stock options	$2.55	75,000
October 16, 2014 (3)	Stock options	$2.46	800,000
November 4, 2014 (2)	Common Shares	$1.08	80,000
November 19, 2014 (2)	Common Shares	$1.08	8,700
November 10, 2014 (3)	Stock options	$2.70	50,000
December 5, 2014 (2)	Common Shares	$3.61	100,000
December 5, 2014 (2)	Common Shares	$1.29	6,000
December 10,2014 (2)	Common Shares	$3.55	25,000
December 10,2014 (3)	Stock options	$3.73	634,100
December 10,2014 (4)	Restricted shares units	$3.73	186,900
December 11,2014 (2)	Common Shares	$1.29	80,000
January 9, 2015 (2)	Common Shares	$1.62	40,000
January 12, 2015 (3)	Stock options	$4.02	50,000

Notes:

(1)	Such Common Shares were issued by the Corporation pursuant to an offering, on a bought-deal basis, through a syndicate of underwriters.
(2)	Such Common Shares were issued following the exercise of stock options granted by the Corporation pursuant to its omnibus long-term incentive plan.
(3)	Such stock options were granted by the Corporation pursuant to its omnibus long-term incentive plan.
(4)	Such restricted shares units were awarded by the Corporation pursuant to its omnibus long-term incentive plan.

TRADING PRICE AND VOLUME

The Corporation's Common Shares are listed and posted for trading on the TSX and NYSE MKT under the trading symbol "RIC". The following table sets forth trading information for the Corporation's Common Shares for the periods indicated, as reported on the TSX and NYSE MKT for each month during the twelve month period preceding the date of this short form prospectus:

		TSX				NYSE MKT
	High	Low	Close	Volume	High	Low	Close	Volume
Period	($)	($)	($)	(Shares)	(US $)	(US $)	(US $)	(Shares)

2014
February	2.07	1.62	1.85	839,666	1.85	1.45	1.68	3,361,735
March	1.95	1.55	1.56	702,666	1.77	1.40	1.41	2,806,262
April	1.62	1.36	1.41	965,797	1.47	1.23	1.28	2,042,528
May	1.41	1.22	1.27	1,040,051	1.30	1.13	1.17	1,458,608
June	1.63	1.21	1.51	702,108	1.52	1.11	1.37	1,829,997
July	1.61	1.36	1.52	2,122,804	1.52	1.27	1.39	1,977,856
August	3.05	1.55	3.01	4,789,078	2.82	1.40	2.78	9,466,194
September	3.07	2.04	2.26	2,479,001	2.81	1.86	2.00	5,265,339
October	2.94	2.07	2.32	2,054,149	2.60	1.86	2.07	4,944,492
November	3.83	2.17	3.23	3,085,453	3.36	1.91	2.82	8,587,768
December	4.00	3.07	3.69	3,884,610	3.49	2.61	3.16	7,585,966
2015
January	4.55	3.54	4.49	6,006,668	3.68	2.97	3.52	9,917,514

On January 30, 2015, the last reported sale price of the Corporation's Common Shares was $4.49 on the TSX and US$3.52 on the NYSE MKT.

RISK FACTORS

An investment in the Offered Shares involves a high degree of risk. Prospective investors should carefully consider before purchasing the Offered Shares, the risks as well as the other information contained in this short form prospectus and the documents incorporated herein by reference. In particular, reference is made to the risk factors set forth under the heading "Risks Associated with the Mining Industry" and "Risks related to owing the Corporation's Common Shares" which are discussed under the heading "Risk Factors" on pages 16 to 26 of the Corporation's AIF and are incorporated herein by reference.

The risks and uncertainties described or incorporated by reference in this short form prospectus are not the only ones the Corporation may face. Additional risks and uncertainties that the Corporation is unaware of, or that the Corporation currently deems not to be material, may also become important factors that affect the Corporation. If any of such risks actually occurs, the Corporation's business, financial condition or results of operations could be materially adversely affected, with the result that the trading price of the Common Shares could decline and investors could lose all or part of their investment.

Risks Related to the Offering

Use of Net Proceeds

The Corporation currently intends to allocate the net proceeds to be received from this Offering as described under the heading "Use of Proceeds". However, management will have discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under the heading "Use of Proceeds" if it believes it would be in the Corporation’s best interest to do so. The Corporation’s securityholders, including holders of the Offered Shares, may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by management to apply these funds effectively could have a material adverse effect on the Corporation’s business.

Market Price of Common Shares

There can be no assurance that an active market for the Common Shares will be sustained after the Offering. Securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. It may be anticipated that any market for the Common Shares will be subject to market trends generally and the value of the Common Shares on the TSX may be affected by such volatility in response to numerous factors. Factors unrelated to the financial performance or prospects of the Corporation include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. There can be no assurance that continued fluctuations in commodity prices will not occur. As a result of any of these factors, the market price of the securities of the Corporation at any given point in time may not accurately reflect the long term value of the Corporation.

Dilution as a Result of the Offering

As of January 23, 2015, the Corporation had 48,316,223 Common Shares, 3,721,450 stock options and 812,500 warrants issued and outstanding. Following the completion of the Offering, there will be an additional 8,500,000 Common Shares issued and outstanding (and assuming the full exercise of the Over-Allotment Option, a further 1,125,000 Common Shares issued and outstanding). See "Description of Securities Being Distributed". The increase in the number of Common Shares issued and outstanding, and the sales of such securities, may have a depressive effect on the price of the Common Shares. In addition, as a result of such additional Common Shares, the voting power of the Corporation’s existing shareholders will be diluted.

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

To the Corporation's knowledge, no executive officer of the Corporation is, at the date of this short form prospectus, or has been, within 10 years before the date of the short form prospectus, a director, chief executive officer or chief financial officer of any company that, while that person was acting in that capacity, (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or (ii) was subject to an event that resulted, after the director, chief executive officer or chief financial officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days.

To the Corporation's knowledge, no executive officer of the Corporation or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation is, at the date of this short form prospectus, or has been, within 10 years before the date of the short form prospectus, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

In addition, to the knowledge of the Corporation, no executive officer of the Corporation or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation has, within 10 years before the date of this short form prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the executive officers or shareholders.

Furthermore, to the knowledge of the Corporation, no executive officer of the Corporation or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

INTEREST OF EXPERTS

Each of the following authors of the technical reports referred to below is a "qualified person" for the purposes of National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101"). Each such qualified person has reviewed certain scientific and technical information relating to certain of Richmont’s mineral properties as more fully described in this short form prospectus and in the AIF and incorporated by reference in this short form prospectus or has supervised the preparation of information upon which such scientific and technical information is based as detailed in the respective technical report.

Technical Report	Names
Technical Report dated March 31, 2014, on the Mineral Reserve and Resource Estimate as of December 31, 2013 for the Island Gold Mine	Daniel Adam, P.Geo., Ph.D. Daniel Vachon, P.Eng.
Technical Report dated September 13, 2013, on the Mineral Reserve Estimate as of July 1st, 2013 for the Monique Gold Project	Daniel Adam, P.Geo., Ph.D. Christian Pichette, Eng. M. Sc Raynald Vincent, Eng. M.G.P.
Technical Report dated April 11, 2013, on the Mineral Resource Estimate as of January 25th, 2013 for the C Zone, Island Gold Deep Project	Daniel Adam, P.Geo., Ph.D.

Technical Report dated August 17, 2012, on the Mineral Resource and Reserve Estimate as of June 15th, 2012 for the Francoeur Gold Mine	Daniel Adam, P.Geo., Ph.D. Marc-André Lavergne, Eng. Émilie Tremblay-Paquet, Geo. M.sc.
Technical Report on the Wasamac Project dated May 11, 2012	Jacques Gauthier, ing. Yves Galarneau, ing. Marc Lavigne, ing.	Daniel Adam, P.Geo., Ph.D. Stéphane Lance, ing. Colin Hardie, P.Eng
Technical Report dated February 3, 2012, on the Mineral Resource Estimate as of December 20th, 2011 for the Monique Gold Project	Raynald Vincent, Eng. M.G.P.
Technical Report dated April 1, 2011 on the Mineral Resource Estimate for the Wasamac Gold Project	Daniel Adam, P.Geo., Ph.D.
NI 43-101 Compilation Technical Report for the Francoeur Gold Project dated August 5th, 2009 and amended May 19th, 2010	Daniel Adam, P.Geo., Ph.D. Christian Pichette, Eng. M. Sc
Technical Report entitled "Évaluation des Réserves et Ressources au 31 Décembre 2006 Mines Richmont – Division Beaufor en coparticipation avec la société Minière Louvem", dated March 2007	François Chabot, ing., M. Sc
Technical information on the Francoeur Gold Mine contained in the AIF	Pierre Rivard, P.Geo.
Technical information on the Beaufor Mine and the W Zone Mine contained in the AIF	Jessy Thelland, P. Geo.
Technical information on the Island Gold Mine contained in this short form prospectus	Daniel Adam, P.Geo., Ph.D.

None of the persons listed above received or will receive a direct or indirect interest in any property of Richmont or any of its associates or affiliates. As of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Richmont and less than 1% of the outstanding securities of any class of Richmont’s associates or affiliates.

Raymond Chabot Grant Thornton LLP has advised Richmont that it is independent within the meaning of the Code of Ethics of Chartered Professional Accountants (Québec).

LEGAL MATTERS

Certain Canadian legal matters relating to the Offered Shares qualified hereunder will be passed upon by Lavery, de Billy, L.L.P. on behalf of Richmont and by Stikeman Elliott LLP on behalf of the Underwriters. As of the date hereof, the partners and associates of Lavery, de Billy L.L.P. and Stikeman Elliott LLP , each as a group, beneficially own, directly or indirectly, less than 1% of the outstanding Common Shares.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Corporation's auditors are Raymond Chabot Grant Thornton LLP, located at 600 De La Gauchetière Street West, Suite 2000, Montréal, Québec H3B 4L8.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices located at 1500 University Street, Suite 700, Montréal, Québec H3A 3S8.

PURCHASERS' STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission, or, in some jurisdictions, revision of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, price revision or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights and consult with a legal advisor.

CERTIFICATE OF THE CORPORATION

Dated: February 2, 2015

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the provinces of British Columbia, Alberta, Ontario and Québec.

/s/ Renaud Adams	/s/ Nicole Veilleux
President and Chief Executive Officer	Vice President, Finance

On behalf of the Board of Directors

/s/ René Marion	/s/ Michael Pesner
Director	Director

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CERTIFICATE OF THE UNDERWRITERS

Dated: February 2, 2015

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the provinces of British Columbia, Alberta, Ontario and Québec.

Macquarie Capital Markets Canada Ltd.

By: /s/ David Cobbold

CIBC World Markets Inc.

By: /s/ Jason Ellefson

National Bank Financial Inc.

By: /s/ William Washington

BMO Nesbitt Burns Inc.	TD Securities Inc.

By: /s/ Jason Attew	By: /s/ Sajid Rizvi

PI Financial Corp.

By: /s/ Rick Vernon

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